CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of PhyMatrix Corp. on Form S-1 (File No. 333-09187) of our reports dated March 13, 1998 (except for Note 21, for which the date is April 9, 1998) on our audits of the consolidated financial statements and financial statement schedule of PhyMatrix Corp. as of January 31, 1998 and 1997, and for the years then ended, and the combined financial statements for the year ended December 31, 1995, in conformity with generally accepted accounting principles which reports are included in this Annual Report in Form 10-K.


Coopers & Lybrand L.L.P.
Boston, Massachusetts
April 29, 1998